ETERNAL ENERGY CORP. ACQUIRES PARTICIPATION RIGHTS TO
A PETROLEUM EXPLORATION PROJECT IN THE NORTH SEA

Littleton, Colorado December 5, 2005: Eternal Energy Corp., OTC: EERG: today announced that it has acquired rights to participate in the drilling of an exploratory well in a North Sea petroleum exploration project. On November 29, 2005, the company entered into an agreement with International Frontier Resources Corporation (“IFR”), an oil and gas exploration company based in Calgary, Canada, pursuant to which Eternal Energy acquired a ten percent working interest in the project. As consideration, Eternal Energy agreed to pay $90,000, fifteen percent of the costs of drilling, testing, completing, and equipping an initial exploratory test well on a 255 square kilometer block located in Quad 14 in the North Sea, plus its proportionate share of the royalty and annual license fees to which the project acreage is subject. In addition, Eternal Energy agreed to provide an irrevocable letter of credit for $1,500,000 in favor of Palace Exploration Limited, another participant in the North Sea project. Eternal Energy also agreed to be bound by the terms and conditions of an agreement and a joint operating agreement between IFR and Palace Exploration Limited relating to the project. A modern high-resolution 3-D seismic survey has recently been shot covering the entire project and indicates the potential for at least three hydrocarbon-bearing zones. The 255-kilometer acreage block is located 24 kilometers south of the 639 million barrel Claymore oil field, 20 kilometers south of the 132 million barrel Scapa oil field, and 9 kilometers north of the 592 billion cubic foot Goldeneye natural gas field. Subject to rig availability, drilling of the initial exploratory well is scheduled to commence during the second quarter of 2006.

About Eternal Energy Corp.:

Eternal Energy Corp. is a developmental stage oil and gas company engaged in the exploration for petroleum and natural gas in the State of Nevada and the North Sea. The corporation was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
Eternal Energy Corp.
Attention: Bradley M. Colby
Phone: (303) 385-1230